Exhibit 99.3

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis ("MD&A") for AXA Financial which follows should be read in conjunction with the Consolidated Financial Statements and related footnotes included elsewhere in this report. Reports and filings with the SEC made before September 3, 1999 will be found under The Equitable Companies Incorporated's name.

DISCONTINUED OPERATIONS - INVESTMENT BANKING AND BROKERAGE

On November 3, 2000, AXA Financial sold its 63.0% interest in DLJ to Credit Suisse Group. AXA Financial received $2.33 billion in cash and $4.86 billion (or 25.2 million shares) in Credit Suisse Group common stock. The fair value of the stock consideration was based on the exchange rate and stock price at the time the transaction closed. Credit Suisse Group repurchased $1.18 billion (6.3 million shares) of its common stock from AXA Financial at closing. AXA Financial estimates the gain on the DLJ sale at $2.35 billion (net of $2.01 billion in taxes, including the $407.0 million recorded in third quarter 2000).

In connection with the sale of DLJ, AXA Financial began reporting its Investment Banking and Brokerage segment as discontinued operations and reclassified prior years' financial information. The discussion of the discontinued Investment Banking and Brokerage segment can be found on page 17.

COMBINED OPERATING RESULTS

The combined and segment-level discussions for the Financial Advisory/Insurance and Investment Management segments in this MD&A are presented on an adjusted pre-tax basis, which is a non-GAAP measure. Amounts reported in the GAAP financial statements have been adjusted to exclude realized investment gains/losses, net of related DAC and other charges, and the effect of unusual or non-recurring events and transactions. A reconciliation of adjusted pre-tax earnings to GAAP reported earnings from continuing operations precedes each discussion. A discussion of significant adjustments begins on the next page. The excluded items are important to an understanding of our overall results of operations.

The following table presents the results of operations outside of the Closed Block combined on a line-by-line basis with the Closed Block's operating results. The Financial Advisory/Insurance analysis, which begins on page 4, likewise combines the Closed Block amounts on a line-by-line basis. The MD&A addresses the combined results of operations unless noted otherwise. The Investment Management discussion begins on page 8.

                                                                    1999               1998               1997
                                                              -----------------  -----------------  -----------------
                                                                                  (IN MILLIONS)
Operating Results:
  Policy fee income and premiums............................   $    2,431.0       $     2,304.6       $    2,238.5
  Net investment income.....................................        2,832.1             2,825.6            2,881.1
  Commissions, fees and other income........................        2,007.8             1,391.7            1,097.7
                                                              -----------------  -----------------   ----------------
      Total revenues........................................        7,270.9             6,521.9            6,217.3
                                                              -----------------  -----------------   ----------------

  Interest credited to policyholders' account balances......        1,092.8             1,167.8            1,281.6
  Policyholders' benefits...................................        2,048.7             2,092.5            2,030.5
  Other operating costs and expenses........................        2,818.4             2,297.0            2,200.8
                                                              -----------------  -----------------   ----------------
      Total benefits and other deductions...................        5,959.9             5,557.3            5,512.9
                                                              -----------------  ------------------  ----------------

  Adjusted pre-tax earnings before minority interest........        1,311.0               964.6              704.4
  Minority interest.........................................         (216.8)             (141.5)            (108.5)
                                                              -----------------  -----------------   ----------------
  Adjusted pre-tax earnings.................................        1,094.2               823.1              595.9

Pre-tax Adjustments:
  Investment gains (losses), net of related DAC
    and other charges.......................................         (203.3)               50.6             (291.8)
  Gain on sale of ERE.......................................            -                   -                249.8
  Intangible asset writedown................................            -                   -               (120.9)
  Non-recurring DAC adjustments.............................         (131.7)                -                  -
  Restructuring charges.....................................            -                   -                (42.4))
                                                              -----------------  -----------------   ----------------
      Total pre-tax adjustments.............................         (335.0)               50.6             (205.3)
  Minority interest.........................................          216.8               141.5              108.5
                                                              -----------------  -----------------   ----------------

GAAP Reported:
  Earnings from continuing operations before
    Federal income taxes and minority interest..............          976.0             1,015.2              499.1
  Federal income taxes......................................          308.7               338.2               90.9
  Minority interest in net income of
    consolidated subsidiaries...............................          199.4               125.2               54.8
                                                              -----------------  -----------------   ----------------
  Earnings from continuing operations.......................          467.9               551.8              353.4

  Earning (loss) from discontinued operations,
    net of Federal income taxes:
      Investment Banking and Brokerage......................          630.1               278.6              294.8
      Other.................................................           28.1                 2.7              (87.2)
                                                              -----------------  -----------------   ----------------

Net Earnings................................................   $    1,126.1       $       833.1       $      561.0
                                                              =================  =================   ================

Pre-tax adjustments to GAAP reported earnings in calculating adjusted earnings for 1999 reflect the exclusion of investment losses, net of related DAC and other charges, of $203.3 million. These net investment losses included $294.9 million of writedowns and losses on sales of General Account fixed maturities. The $87.3 million of gains recognized upon reclassification of publicly-traded common equities to a trading portfolio and gains resulting from the exercise of Alliance options partially offset these losses. In addition, the $131.7 million non-recurring DAC adjustments that resulted from the revisions to estimated future gross margins related to the investment asset reallocation in second quarter are excluded from 1999 adjusted results (see Note 2 of Notes to Consolidated Financial Statements contained in Exhibit 99.1 attached hereto).

The 1998 pre-tax adjustments reflect the exclusion of $50.6 million of net investment gains (excluding related DAC and other charges and credits totaling $23.9 million). Investment gains on General Account Investment Assets totaled $67.6 million, principally due to gains on sales of equity real estate. An additional $9.5 million resulted from the exercise of Alliance options.

Pre-tax adjustments for 1997 included losses of $291.8 million (net of related DAC amortization of $51.0 million) in connection with the real estate sales program. Also excluded were the gain on Equitable Life's sale of ERE, the Alliance writedown of Cursitor-related intangible assets and restructuring costs in connection with cost reduction programs.

During fourth quarter 1997, AXA Financial released approximately $82.7 and $14.8 million of tax reserves related to continuing and discontinued operations, respectively, for years prior to 1989. The effect on continuing operations is reflected in Federal income taxes for 1997. See "Discontinued Operations" for a discussion of the significant reserve strengthening actions which affected the results of other discontinued operations in 1997.

CONTINUING OPERATIONS

1999 COMPARED TO 1998 - Adjusted pre-tax earnings increased for both segments in 1999 as compared to 1998. The decrease in Federal income taxes reflected the lower GAAP reported earnings for the Financial Advisory/Insurance segment and the change in Alliance's tax status as a private partnership in fourth quarter 1999 which eliminated the 3.5% Federal tax. Minority interest in net income of consolidated subsidiaries increased as a result of higher earnings at Alliance. AXA Financial's economic interest in Alliance's operations declined to 57.2% from 57.7% at December 31, 1999 and 1998, respectively.

Revenues increased 11.5% to $7.27 billion in 1999. The $616.1 million higher commissions, fees and other income was principally due to increased business activity within the Investment Management segment.

Benefits and other deductions rose 7.2% to $5.96 billion in 1999. The $521.4 million increase in other operating costs and expenses was primarily due to $394.0 million higher expenses in the Investment Management segment principally resulting from higher costs associated with increased revenues at Alliance.

1998 COMPARED TO 1997 - The higher adjusted pre-tax earnings for 1998 reflected increased earnings by both the Financial Advisory/Insurance and Investment Management segments. Federal income taxes increased due to the higher pre-tax results of operations, the 1997 tax reserve release and the 3.5% Federal tax on partnership gross income from the active conduct of a trade or business which was imposed on certain publicly traded limited partnerships, including Alliance, effective January 1, 1998. Minority interest in net income of consolidated subsidiaries was higher principally due to increased earnings at Alliance and to reductions in AXA Financial's ownership interest in Alliance's operations to 57.7% at December 31, 1998 from 57.9% at December 31, 1997.

The $304.6 million increase in revenues for 1998 compared to 1997 was attributed primarily to the $294.0 million increase in commissions, fees and other income principally due to increased business activity within the Investment Management segment. Net investment income decreased $55.5 million for 1998 principally due to a $41.4 million decrease for Financial Advisory/Insurance.

For 1998, total benefits and other deductions increased $44.4 million from 1997, reflecting increases in other operating costs and expenses of $96.2 million and a $62.0 million increase in policyholders' benefits partially offset by a $113.8 million decrease in interest credited to policyholders.

COMBINED OPERATING RESULTS BY SEGMENT

Financial Advisory/Insurance. The following table combines the Closed Block amounts with the adjusted operating results outside of the Closed Block on a line-by-line basis:

                                     FINANCIAL ADVISORY/INSURANCE - COMBINED OPERATING RESULTS
                                                           (IN MILLIONS)

                                                              1999
                                           -------------------------------------------
                                            INSURANCE       CLOSED                           1998           1997
                                            OPERATIONS       BLOCK         COMBINED        Combined       Combined
                                           -------------  ------------   -------------   -------------  --------------

Operating Results:
  Universal life and investment-type
    product policy fee income............  $  1,253.9     $       -      $    1,253.9    $    1,056.2    $     950.5
  Premiums...............................       558.2           618.9         1,177.1         1,248.4        1,287.9
  Net investment income..................     2,200.5           574.2         2,774.7         2,765.9        2,807.3
  Commissions, fees and other income.....       238.5           (11.1)          227.4           137.9          118.1
  Contribution from the Closed Block.....        86.4           (86.4)            -               -              -
                                           -------------  ------------   -------------   -------------   -------------
      Total revenues.....................     4,337.5         1,095.6         5,433.1         5,208.4        5,163.8
                                           -------------  ------------   -------------   -------------   -------------

  Interest credited to policyholders'
    account balances.....................     1,078.2            14.6         1,092.8         1,167.7        1,281.6
  Policyholders' benefits................     1,038.6         1,010.1         2,048.7         2,092.5        2,030.5
  Deferred policy acquisition costs......      (379.3)           65.5          (313.8)         (273.2)        (127.6)
  All other operating costs
    and expenses.........................     1,747.1             5.4         1,752.5         1,567.4        1,509.7
                                           -------------  ------------   -------------   -------------   -------------
      Total benefits and
        other deductions.................     3,484.6         1,095.6         4,580.2         4,554.4        4,694.2
                                           -------------  ------------   -------------   -------------   -------------
  Adjusted pre-tax earnings..............       852.9             -             852.9           654.0          469.6

Pre-tax Adjustments:
  Investment (losses) gains, net of related
    DAC and other charges................      (207.8)            -            (207.8)           41.1         (291.9)
  Non-recurring DAC adjustments..........      (131.7)            -            (131.7)            -              -
  Restructuring charges..................         -               -               -               -            (41.7)
                                           -------------  ------------   -------------   -------------   -------------
      Total pre-tax adjustments..........      (339.5)            -            (339.5)           41.1         (333.6)
                                           -------------  ------------   -------------   -------------   -------------
GAAP Reported:
  Earnings from Continuing
    Operations before Federal
    Income Taxes ........................  $    513.4     $       -      $      513.4    $      695.1    $     136.0
                                           =============  ============   =============   =============   =============

1999 COMPARED TO 1998 - Adjusted pre-tax earnings rose 30.4% to $852.9 million compared to $654.0 million in 1998, driven by improvements in net interest margins, fee income and insurance spreads, partially offset by higher expenses and DAC amortization. Revenues increased $224.7 million to $5.43 billion in 1999. Higher revenues resulted from policy fee income increases of $197.7 million on variable and interest-sensitive life and annuity products due to higher sales and appreciation and $89.5 million higher commissions, fees and other income principally due to higher mutual fund and investment product sales. These increases were partially offset by $71.3 million lower premiums principally on traditional life and individual health insurance policies. Net investment income increased slightly as higher income on other equity investments, mortgages and cash and cash equivalents was offset by lower income on equity real estate and fixed maturities as well as lower income from the Holding Company Group's investment portfolio.

In 1999, total benefits and other deductions increased $25.8 million to $4.58 billion. There was a $185.1 million increase in other operating costs and expenses. The increase was primarily due to increased commissions and other variable expenses due to increased sales volume, higher information technology costs and expenses related to the strategic initiatives in connection with the introduction and repositioning of brands, new products and services, field force restructuring and financial planning/advisory training and higher compensation and benefits. Lower interest expense on lower short-term borrowings partially offset these increases. The $74.9 million decrease in interest credited on policyholders' account balances was primarily due to lower crediting rates in 1999 as compared to 1998. DAC capitalization increased by $86.8 million to $709.8 million primarily related to increased deferrable expenses related to higher sales volume and DAC amortization was $46.2 million higher due principally to reactivity to mortality, General Account investment spread and fee income. The $43.8 million decrease in policyholders' benefits was primarily attributed to lower traditional life insurance mortality and lower reserve increases due to lower renewal premiums.

1998 COMPARED TO 1997 - Adjusted pre-tax earnings for 1998 reflected an increase of $184.4 million from the prior year. Total revenues increased by $44.6 million primarily due to a $105.7 million increase in policy fees and a $19.8 million increase in commissions, fees and other income, offset by a $41.4 million decrease in investment income and a $39.5 million decline in premiums. Policy fee income for 1998 increased to $1.06 billion in 1998 due to higher insurance and annuity account balances. The decrease in investment income primarily was due to $25.3 million lower income on General Account Investment Assets and a $26.7 million decrease in interest income on loans to discontinued operations in 1998. The decrease in premiums during 1998 principally was due to lower traditional life and individual health premiums.

Total benefits and other deductions for 1998 declined $139.8 million from 1997. A $113.9 million decrease in interest credited on policyholders' account balances resulted from moderately lower crediting rates on slightly lower General Account balances which more than offset the decline in net investment income. The decline in policyholders' account balances was primarily due to the single large company-owned life insurance ("COLI") policy surrendered in the first quarter of 1998. DAC capitalization increased by $101.2 million primarily related to increased sales volume and DAC amortization was $44.4 million lower due principally to reactivity to mortality, General Account investment spread and fee income. There were $96.4 million higher commission expenses due to increased sales, partially offset by a $38.7 million decrease in other general operating costs principally related to lower interest expense. The $62.0 million increase in policyholders' benefits primarily resulted from higher death claims experience on a higher in force book of business.

SUBSEQUENT EVENT - During July 2000, Equitable Life transferred, at no gain or loss, all the risk of its directly written DI business for years 1993 and prior to Centre Life Insurance Company, a subsidiary of Zurich Financial Services. The transfer of risk to Centre Life Insurance was accomplished through an indemnity reinsurance contract. The cost of the arrangement will be amortized over the expected lives of the contracts reinsured and will not have a significant impact on the results of operations in any specific period.

Premiums, Deposits and Mutual Fund Sales - The following table lists sales for major insurance product lines and mutual funds. Premiums and deposits are presented net of internal conversions and are presented gross of reinsurance ceded.

                                          PREMIUMS, DEPOSITS AND MUTUAL FUND SALES
                                                        (IN MILLIONS)

                                                                  1999               1998               1997
                                                            -----------------   ----------------  -----------------
RETAIL:

Annuities
  First year..............................................   $     3,276.8       $    2,863.1       $    2,491.3
  Renewal.................................................         1,812.6            1,707.1            1,600.9
                                                            -----------------   ----------------   ----------------
                                                                   5,089.4            4,570.2            4,092.2
Life(1)
  First year..............................................           407.7              426.1              409.3
  Renewal.................................................         2,211.2            2,160.0            2,121.3
                                                            -----------------   ----------------   ----------------
                                                                   2,618.9            2,586.1            2,530.6
Other(2)
  First year..............................................            10.5               11.3               36.4
  Renewal.................................................           381.0              398.8              384.8
  Mutual fund sales(3)....................................         2,787.0            2,373.2            1,706.7
                                                            -----------------   ----------------   ----------------
                                                                   3,178.5            2,783.3            2,127.9
                                                            -----------------   ----------------   ----------------

                                                            -----------------   ----------------   ----------------
      Total retail........................................        10,886.8            9,939.6            8,750.7
                                                            -----------------   ----------------   ----------------
WHOLESALE:
Annuities
  First year..............................................         2,229.6            1,686.8              648.4
  Renewal.................................................            43.5               10.5                -
                                                            -----------------   ----------------   ----------------

      Total wholesale.....................................         2,273.1            1,697.3              648.4
                                                            -----------------   ----------------   ----------------


Total Premiums, Deposits and Mutual Fund Sales............   $    13,159.9       $   11,636.9       $    9,399.1
                                                            =================   ================   ================

(1)      Includes variable, interest-sensitive and traditional life products.
(2)      Includes reinsurance assumed and health insurance.
(3)      Includes sales through AXA Advisors' brokerage accounts in 1999.

First year premiums and deposits for insurance and annuity products for 1999 increased from the prior year's level by $937.3 million primarily due to higher sales of individual annuities by both the retail and wholesale distribution channels, partially offset by an $18.4 million decline in life sales. In fourth quarter 1999, first year life sales increased due to sales of a new series of variable life products introduced in 1999. Renewal premiums and deposits increased by $171.9 million during 1999 over 1998 as increases in the larger block of annuity and variable life business were partially offset by decreases in traditional life policies.

First year premiums and deposits for insurance and annuity products for 1998 increased from prior year's level by $1.40 billion primarily due to higher sales of individual annuities. Renewal premiums and deposits increased by $169.4 million during 1998 over 1997 as increases in the larger block of individual annuities and variable and interest-sensitive life policies were partially offset by decreases in the traditional life product line. The 44.9% increase in first year individual annuities premiums and deposits in 1998 over the prior year included a $1.04 billion increase in sales of a line of retirement annuity products sold through expanded wholesale distribution channels over the $648.4 million sold through that distribution channel in 1997. Compared with 1997, sales of annuities by the retail sales associates rose 14.9% to $2.86 billion in 1998.

Surrenders and Withdrawals - The following table presents surrender and withdrawal amounts and rates for major insurance product lines. Annuity surrenders and withdrawals are presented net of internal replacements.

                                                  SURRENDERS AND WITHDRAWALS
                                                        (IN MILLIONS)

                                              1999                       1998                     1997
                                    -------------------------- ------------------------- -----------------------
                                        AMOUNT      RATE (1)      Amount      Rate (1)     Amount      Rate (1)
                                    --------------- ---------- ------------- ----------- ------------  ---------

Annuities........................... $   3,549.3       8.8%  $    2,621.8      8.0%    $    2,404.2      8.8%
Variable and interest-sensitive life       612.8       3.8%       1,080.2      7.5%(2)        498.9      3.8%
Traditional life....................       345.8       4.2%         353.1      4.4%           372.9      4.6%
                                     --------------          -------------             --------------
Total............................... $   4,507.9             $    4,055.1              $    3,276.0
                                     ==============          =============             ==============

(1)  Surrender rates are based on the average surrenderable future policy benefits and/or policyholders' account balances for the related policies and contracts in force during 1999, 1998 and 1997, respectively.
(2)  Excluding the single large COLI surrender, the surrender rate would have been 3.6%.

Policy and contract surrenders and withdrawals increased $452.8 million during 1999 compared to 1998. The 1998 total included the first quarter 1998 surrender of $561.8 million related to a single large COLI contract. Since policy loans were outstanding on the surrendered contract, there were no cash outflows. Excluding the effect of this one surrender, the $1.01 billion increase in 1999 over 1998 resulted from higher surrenders and withdrawals due to both the growing size and maturity of the book of annuities and variable and interest-sensitive life business partially offset by the decrease in the traditional life surrender rate. Policy and contract surrenders and withdrawals increased $779.1 million during 1998 compared to 1997 principally due to the COLI surrender mentioned above. Excluding the effect of this one surrender, the remaining $217.3 million increase resulted from higher surrenders and withdrawals in the larger book of individual annuities and variable and interest-sensitive life policies.

The persistency of life insurance and annuity products is a critical element of their profitability. As of December 31, 1999, all in force individual life insurance policies (other than individual life term policies without cash values which comprise 8.9% of in force policies) and approximately 96% of individual annuity contracts (as measured by reserves) were surrenderable. However, a surrender charge often applies in the early contract years and declines to zero over time. Contracts without surrender provisions cannot be terminated prior to maturity. Trends in surrenders and withdrawals discussed above continue to fall within the range of expected experience underlying the current invested asset allocation strategy.

Margins on Insurance and Annuity Products - The segment's results significantly depend on profit margins between investment results from General Account Investment Assets allocated to the products in accordance with AXA Financial's asset/liability management strategy and interest credited on insurance and annuity products. During 1999, margins widened as lower average crediting rates more than offset lower investment yields. In 1999, the crediting rate ranges were: 4.25% to 6.40% for variable and interest-sensitive life insurance; 4.15% to 6.00% for variable deferred annuities; 4.05% to 7.00% for SPDA contracts; and 5.00% for retirement investment accounts.

Margins on insurance and annuity products are affected by interest rate fluctuations. Rising interest rates result in a decline in the market value of assets. However, the positive cash flows from renewal premiums and payments of principal and interest on existing assets would make an early disposition of investment assets to meet operating cash flow requirements unlikely. Rising interest rates also would result in available cash flows being invested at higher interest rates, which would help support a gradual increase in new business and renewal interest rates on interest-sensitive products. A sharp, sudden rise in interest rates without a concurrent increase in crediting rates could result in higher surrenders, particularly for annuities. The effect of such surrenders would be to reduce earnings modestly over the long term while increasing earnings in the period of the surrenders to the extent surrender charges were applicable. To protect against sharp increases in interest rates, Equitable Life maintains an interest rate cap program designed to hedge crediting rate increases on interest-sensitive annuity contracts. At December 31, 1999, the notional amounts of contracts outstanding totaled $7.58 billion, as compared to $8.45 billion at December 31, 1998.

If interest rates fall, crediting interest rates and dividends would be adjusted subject to competitive pressures. Only a minority of Equitable Life's insurance policies and annuity contracts have fixed interest rates locked in at issue. The majority of contracts are adjustable, having guaranteed minimum rates ranging from approximately 2.5% to 5.5%. Approximately 90% of the life policies have a minimum rate of 4.5% or lower. Should interest rates fall below such policy minimums, adjustments to life policies' mortality and expense charges could cover the shortfall in most situations. Lower crediting interest rates and dividends could result in higher surrenders. To protect against interest rate decreases, Equitable Life maintains interest rate floors; at both December 31, 1999 and 1998, the outstanding notional amount of contracts totaled $2.0 billion.

Investment Management. The following table presents the adjusted operating results of the Investment Management segment, which consists principally of the operations of Alliance. Alliance's operations were conducted by Alliance Holding prior to its reorganization in October 1999. For information on the reorganization, see Note 1 of Notes to Consolidated Financial Statements, "Liquidity and Capital Resources-Alliance," and the Alliance Holding Report on Form 10-K for the year ended December 31, 1999.

                                 INVESTMENT MANAGEMENT - OPERATING RESULTS
                                             (IN MILLIONS)

                                                                    1999               1998               1997
                                                              -----------------  -----------------   ----------------

Operating Results:
  Investment advisory and services fees(1)..................   $    1,331.8       $       953.0       $      699.0
  Distribution revenues.....................................          441.8               301.9              216.9
  Other revenues(1).........................................           96.6                73.8              157.6
                                                              -----------------  -----------------   ----------------
      Total revenues........................................        1,870.2             1,328.7            1,073.5
                                                              -----------------  -----------------   ----------------

  Promotion and servicing...................................          620.7               460.3              312.2
  Employee compensation and benefits........................          508.6               340.9              264.3
  All other operating expenses..............................          282.8               216.9              262.2
                                                              -----------------  -----------------   ----------------
      Total expenses........................................        1,412.1             1,018.1              838.7
                                                              -----------------  -----------------   ----------------
  Adjusted pre-tax earnings before minority interest........          458.1               310.6              234.8
  Minority interest.........................................         (216.8)             (141.5)            (108.5)
                                                              -----------------  -----------------   ----------------
  Adjusted pre-tax earnings.................................          241.3               169.1              126.3

Pre-tax Adjustments:
  Investment gains (losses), net of DAC.....................            4.5                 9.5                 .1
  Gain on sale of ERE.......................................            -                   -                249.8
  Intangible asset writedown................................            -                   -               (120.9)
  Restructuring charges.....................................            -                   -                  (.7)
                                                              -----------------  -----------------   ----------------
      Total pre-tax adjustments.............................            4.5                 9.5              128.3
Minority interest...........................................          216.8               141.5              108.5
                                                              -----------------  -----------------   ----------------
GAAP Reported:
  Earnings from Continuing Operations before
    Federal Income Taxes and Minority Interest..............   $      462.6       $       320.1       $      363.1
                                                              =================  =================   ================

(1) Includes fees earned by Alliance and, in 1997, EREIM totaling $44.3 million, $61.8 million and $87.4 million in 1999, 1998 and 1997, respectively, for services provided to the Insurance Group and unconsolidated real estate joint ventures.

1999 COMPARED TO 1998 - Adjusted pre-tax earnings for the Investment Management segment increased 42.7% in 1999 to $241.3 million. Total revenues were $1.87 billion, a 40.8% increase over 1998. Investment advisory and service fees at Alliance were $1.33 billion, a $378.8 million increase over the prior year. The 39.7% fee increase was primarily due to increased sales of mutual funds, asset appreciation and higher performance fees related to mutual funds and third party clients, partially offset by lower performance fees from affiliates, notably the Equitable Life General Account. Distribution revenues at Alliance were $139.9 million higher in 1999 than in 1998 principally due to higher average equity mutual fund assets under management due to strong sales and to market appreciation.

Expenses for Investment Management increased $394.0 million to $1.41 billion in 1999 as compared to $1.02 billion in 1998. Promotion and servicing expenses at Alliance were $160.4 million higher primarily due to increased distribution plan payments to financial intermediaries resulting from higher average domestic, offshore and cash management assets under management. Other promotion and servicing expense increases were primarily due to $55.1 million higher amortization of deferred sales commissions, higher travel and entertainment costs and higher promotional expenditures related to mutual fund sales initiatives. Alliance's employee compensation and benefits totaled $508.6 million, a 49.2% increase over the prior year. Incentive compensation's increase was principally related to Alliance's higher operating earnings while increased base compensation and commissions were due to increased headcount in the mutual fund and technology areas and to salary increases. The $65.9 million increase in all other operating expenses related principally to higher expenses incurred for the Year 2000 project and other technology initiatives, higher interest on deferred compensation and debt and increased occupancy costs.

1998 COMPARED TO 1997 - Investment Management's adjusted pre-tax earnings before minority interest for 1998 increased $75.8 million from the prior year. Revenues totaled $1.33 billion for 1998, an increase of 23.8% from 1997. Alliance's 1998 investment advisory and service fees increased $254.0 million as higher overall mutual fund sales and market appreciation led to higher average assets under management. Distribution revenues grew $85.0 million due to higher average equity mutual fund assets under management and higher average cash assets under management. Other revenues declined $83.8 million in 1998 as compared to the prior year principally due to the inclusion of EREIM's $91.6 million of revenues through its sale date in June 1997.

Total expenses for Investment Management increased $179.4 million during 1998. The $148.1 million increase in promotion and servicing expenses at Alliance resulted from higher distribution plan payments resulting from higher average offshore mutual fund, cash management and domestic equity mutual fund assets under management. Employee compensation and benefits rose $76.6 million in 1998 as Alliance's increased operating earnings resulted in higher incentive compensation and as business expansion led to a 24% increase in headcount from December 31, 1997. The decline in all other operating expenses principally resulted from the $76.8 million decrease attributed to the sale of EREIM in June 1997.

SUBSEQUENT EVENTS - The resolution of a class action lawsuit resulted in the recognition of a one-time, non-cash gain of $23.9 million in first quarter 2000.

On October 2, 2000, Alliance acquired substantially all of the assets and liabilities of Sanford C. Bernstein Inc. ("Bernstein") for an aggregate current value of approximately $3.5 billion ($1.48 billion in cash and 40.8 million newly issued Alliance Units). The Holding Company provided Alliance with the cash portion of the consideration by purchasing approximately 32.6 million newly issued Alliance Units for $1.60 billion on June 21, 2000. As a result of these transactions, AXA Financial's consolidated economic interest in Alliance was approximately 52.7%. Additionally, the Holding Company has agreed to provide liquidity to former Bernstein shareholders after a two-year lock-out period to allow the 40.8 million private Units to be sold to the Holding Company over the following eight years, but generally not more than 20% of such Units in any one annual period at a then average current price of the publicly traded units.

Fees and Assets Under Management. Breakdowns of fees and assets under management follow:


                                           FEES AND ASSETS UNDER MANAGEMENT
                                                     (IN MILLIONS)

                                                                    AT OR FOR THE YEARS ENDED DECEMBER 31,

                                                            -------------------------------------------------------
                                                                  1999               1998               1997
                                                            -----------------   ----------------  -----------------

FEES:

Third parties.............................................   $     1,180.5       $      806.7       $      629.7
Equitable Life Separate Accounts..........................           107.6               99.7               88.8
Equitable Life General Account and other..................            43.7               46.6               74.6
                                                            -----------------   ----------------   ----------------
Total Fees................................................   $     1,331.8       $      953.0       $      793.1
                                                            =================   ================   ================

ASSETS UNDER MANAGEMENT:
Assets by Manager
Alliance:

  Third party.............................................   $    301,366        $   228,321        $   165,137
  Equitable Life General Account and Holding Company Group         25,475             24,179             24,942
  Equitable Life Separate Accounts........................         41,480             34,159             28,575
                                                            -----------------   ----------------   ----------------
Total Alliance............................................        368,321            286,659            218,654
                                                            -----------------   ----------------   ----------------

Equitable Life:
  Equitable Life (non-Alliance) General Account...........         12,774             14,452             14,469
  Equitable Life Separate Accounts - EQ Advisors Trust....          6,397              3,024                877
  Equitable Life real estate related Separate Accounts....          3,851              4,151              5,546
  Equitable Life Separate Accounts - other................          2,726              1,968              1,541
                                                            -----------------   ----------------   ----------------
Total Equitable Life......................................         25,748             23,595             22,433
                                                            -----------------   ----------------   ----------------

Total by Account:
   Third party(1).........................................        301,666            228,321            165,137
   General Account and other(2)...........................         38,249             38,631             39,411
  Separate Accounts.......................................         54,454             43,302             36,539
                                                            -----------------   ----------------   ----------------
Total Assets Under Management.............................   $    394,069        $   310,254        $   241,087
                                                            =================   ================   ================

(1) Includes $2.47 billion, $2.44 billion and $2.13 billion of assets managed on behalf of AXA affiliates at December 31, 1999, 1998 and 1997, respectively. Third party assets under management include 100% of the estimated fair value of real estate owned by joint ventures in which third party clients own an interest.

(2) Includes invested assets of AXA Financial not managed by the Investment Subsidiaries, principally policy loans, totaling approximately $4.76 billion, $7.07 billion and $6.31 billion at December 31, 1999, 1998 and 1997, respectively, and mortgages and equity real estate totaling $7.11 billion and $7.38 billion at December 31, 1999 and 1998, respectively.

Fees for assets under management increased 39.7% during 1999 from 1998 as a result of the continued growth in assets under management for third parties. Total assets under management increased $83.82 billion, primarily due to $73.05 billion higher third party assets under management at Alliance. The Alliance growth in 1999 was principally due to market appreciation and net sales of mutual funds and other products.

Fees for assets under management increased $159.9 million or 20.2% during 1998 from 1997 also as a result of the continued growth in assets under management for third parties. Total third party assets under management increased $63.18 billion at Alliance. The Alliance growth in 1998 was principally due to market appreciation, increased sales of Equitable Separate Account based individual annuity contracts and net sales of mutual funds and other products.

CONTINUING OPERATIONS INVESTMENT PORTFOLIO

The continuing operations investment portfolio is composed of the General Account investment portfolio and investment assets of the Holding Company and its distribution and non-operating subsidiaries, principally AXA Client Solutions, AXA Advisors, the EQ Asset Trust 1993 ("the "Trust") and the SECT (together, the "Holding Company Group").

GENERAL ACCOUNT INVESTMENT PORTFOLIO

Management discusses the Closed Block assets and the assets outside of the Closed Block on a combined basis as General Account Investment Assets. The combined portfolio and its investment results support the insurance and annuity liabilities of Equitable Life's continuing operations. The following table reconciles the consolidated balance sheet asset amounts to General Account Investment Assets.



                GENERAL ACCOUNT INVESTMENT ASSET CARRYING VALUES
                                DECEMBER 31, 1999
                                  (IN MILLIONS)


                                                                                                          GENERAL
                                      BALANCE                                             HOLDING         ACCOUNT
                                       SHEET            CLOSED                            COMPANY        INVESTMENT
BALANCE SHEET CAPTIONS:               TOTAL            BLOCK           OTHER (1)        GROUP (2)         ASSETS
-----------------------          ----------------- ----------------- ----------------- ------------- ------------------

Fixed maturities:
  Available for sale(3).........   $   18,849.1     $    4,014.0      $      (75.9)     $    249.5     $     22,689.5
  Held to maturity..............          253.4              -                 -             120.2              133.2
Mortgage loans on real estate...        3,270.0          1,704.2               -               -              4,974.2
Equity real estate..............        1,160.2             89.3              (1.7)            -              1,251.2
Policy loans....................        2,257.3          1,593.9               -               -              3,851.2
Other equity investments........          673.5             36.3                .1             2.3              707.4
Other invested assets...........          914.7               .9             265.3             2.0              648.3
                                  ---------------- ----------------- ----------------- ------------- ------------------
  Total investments.............       27,378.2          7,438.6             187.8           374.0           34,255.0
Cash and cash equivalents.......          796.0             67.7             123.4           168.0              572.3
Equitable Life debt & other (4).            -                -               767.0             -               (767.0)
                                  ---------------- ----------------- ----------------- ------------- -----------------
Total...........................   $   28,174.2     $    7,506.3      $    1,078.2      $    542.0     $     34,060.3
                                  ================  ================ ================= ============= ==================

(1) Assets listed in the "Other" category principally consist of assets held in portfolios other than the Holding Company Group and the General Account which are not managed as part of General Account Investment Assets and certain reclassifications and intercompany adjustments. The "Other" category is deducted in arriving at General Account Investment Assets.

(2) The "Holding Company Group" category includes that group's assets, which are not managed as part of General Account Investment Assets. The "Holding Company Group" category is deducted in arriving at General Account Investment Assets.

(3) Fixed maturities available for sale are reported at estimated fair value. At December 31, 1999, the amortized costs of the General Account's available for sale and held to maturity fixed maturity portfolios were $23.59 billion and $133.2 million, respectively, compared with estimated market values of $22.69 billion and $133.2 million, respectively.

(4) Includes Equitable Life debt and other miscellaneous assets and liabilities related to General Account Investment Assets and reclassified from various balance sheet lines.

ASSET VALUATION ALLOWANCES AND WRITEDOWNS

The following table shows asset valuation allowances and additions to and deductions from such allowances for the periods indicated.


                        GENERAL ACCOUNT INVESTMENT ASSETS
                              VALUATION ALLOWANCES
                                  (IN MILLIONS)

                                                                                  EQUITY REAL
                                                               MORTGAGES            ESTATE             TOTAL
                                                            -----------------   ----------------   ---------------

Balances at January 1, 1998...............................   $        74.3       $      345.5       $     419.8
  Additions...............................................            22.5               77.3              99.8
  Deductions(1)...........................................           (51.4)            (211.0)           (262.4)
                                                            -----------------   ----------------   ---------------
Balances at December 31, 1998.............................            45.4              211.8             257.2
  Additions...............................................             7.5               75.6              83.1
  Deductions(1)...........................................           (20.8)            (141.6)           (162.4)
                                                            -----------------   ----------------   ---------------
Balances at December 31, 1999.............................   $        32.1       $      145.8       $     177.9
                                                            =================   ================   ===============

(1) Primarily reflects releases of allowances due to asset dispositions.

Writedowns on fixed maturities, principally below investment grade securities, aggregated $226.5 million, $101.6 million and $15.2 million in 1999, 1998 and 1997, respectively. The increases in writedowns on fixed maturities in 1999 and 1998 were primarily attributable to an increased level of defaults in high yield and emerging market securities. Writedowns on equity real estate totaled $165.2 million in 1997; there were no real estate writedowns in 1999 and 1998. The 1997 equity real estate writedowns principally resulted from changes in assumptions related to real estate holding periods and property cash flows.

GENERAL ACCOUNT INVESTMENT ASSETS

The following table shows the amortized cost, valuation allowances and net amortized cost of major categories of General Account Investment Assets as of December 31, 1999 and net amortized cost as of December 31, 1998.


                        GENERAL ACCOUNT INVESTMENT ASSETS
                                  (IN MILLIONS)

                                                          DECEMBER 31, 1999                      December 31, 1998
                                           ------------------------------------------------    ----------------------
                                                                                 NET                    Net
                                             AMORTIZED       VALUATION        AMORTIZED              Amortized
                                                COST         ALLOWANCES          COST                  Cost
                                           ---------------  -------------   ---------------    ----------------------

Fixed maturities(1)......................  $   23,719.1    $        -        $    23,719.1     $       22,804.8
Mortgages................................       5,006.3           (32.1)           4,974.2              4,443.3
Equity real estate.......................       1,397.0          (145.8)           1,251.2              1,774.1
Other equity investments.................         826.2             -                826.2                769.4
Policy loans.............................       3,851.2             -              3,851.2              3,727.9
Cash and short-term investments(2).......       1,220.6             -              1,220.6              1,597.8
                                           -------------   --------------   ---------------    ----------------------
Total....................................  $   36,020.4    $     (177.9)     $    35,842.5     $       35,117.3
                                           =============   ==============   ===============    ======================

(1) Excludes unrealized losses of $896.4 million and unrealized gains of $814.3 million on fixed maturities classified as available for sale at December 31, 1999 and 1998, respectively.

(2) Comprises "Cash and cash equivalents" and short-term investments included within the "Other invested assets" caption on the consolidated balance sheet.

INVESTMENT RESULTS OF GENERAL ACCOUNT INVESTMENT ASSETS

The following table summarizes investment results by asset category for the periods indicated.


                      INVESTMENT RESULTS BY ASSET CATEGORY
                              (DOLLARS IN MILLIONS)

                                            1999                            1998                           1997
                                -----------------------------   -----------------------------  -----------------------------
                                    (1)                            (1)                             (1)
                                   YIELD          AMOUNT          YIELD           AMOUNT          YIELD          AMOUNT
                                ------------  ---------------   -----------   ---------------  ------------  ---------------

FIXED MATURITIES:

  Income......................     7.95%       $     1,834.9       8.08%       $    1,854.2       8.12%       $     1,842.6
  Investment gains(losses)....    (1.31)%             (294.9)     (0.09)%             (21.6)      0.42%                94.0
                                ------------  ---------------   -----------   ---------------  ------------  ---------------
  Total.......................     6.64%       $     1,540.0       7.99%       $    1,832.6       8.54%       $     1,936.6
  Ending assets(2)............                 $    24,171.2                   $   23,254.5                   $    23,944.9
MORTGAGES:

  Income......................     8.66%       $       403.3       9.31%       $      363.8       9.56%       $       387.1
  Investment gains(losses)....    (0.04)%               (1.9)     (0.26)%             (10.0)     (0.49)%              (19.1)
                                ------------  ---------------   -----------   ---------------  ------------  ---------------
  Total.......................     8.62%       $       401.4       9.05%       $      353.8       9.07%       $       368.0
  Ending assets(3)............                 $     5,019.6                   $    4,472.8                   $     4,003.1
EQUITY REAL ESTATE:

  Income(4)...................     7.38%       $        94.2       8.10%       $      145.2       2.90%       $        73.7
  Investment gains(losses)....    (1.28)%              (16.0)      4.16%               71.3     (16.15)%             (432.4)
                                ------------  ---------------   -----------   ---------------  ------------  ---------------
  Total.......................     6.10%       $        78.2      12.26%       $      216.5     (13.25)%      $      (358.7)
  Ending assets(4)............                 $     1,014.4                   $    1,398.2                   $     1,970.5
OTHER EQUITY INVESTMENTS:

  Income......................    25.94%       $       196.3      10.98%       $      125.1      19.32%       $       198.6
  Investment gains(losses)....    13.10%                87.8       2.57%               27.9       1.54%                14.8
                                ------------  ---------------   -----------   ---------------  ------------  ---------------
  Total.......................    39.04%       $       284.1      13.55%       $      153.0      20.86%       $       213.4
  Ending assets(5)............                 $       827.8                   $      859.1                   $     1,269.5
POLICY LOANS:

  Income......................     6.75%       $       246.8       6.93%       $      249.8       7.25%       $       285.6
  Ending assets...............                 $     3,851.2                   $    3,727.9                   $     4,123.1
CASH AND SHORT-TERM
  INVESTMENTS:

  Income......................     7.73%       $        74.7      11.03%       $       52.5       6.35%       $        23.0
  Ending assets(6)............                 $     1,222.3                   $    1,625.3                   $       327.2
EQUITABLE LIFE DEBT AND OTHER:

   Interest expense and other.     7.85%       $       (50.0)      7.05%       $      (48.3)      7.27%       $       (43.0)
   Ending liabilities.........                 $      (767.0)                  $     (598.1)                  $      (647.0)
TOTAL:

  Income(7)...................     8.29%       $     2,800.2       8.26%       $    2,742.3       8.13%       $     2,767.6
  Investment gains(losses)....    (0.69)%             (225.0)      0.21%               67.6      (1.03)%             (342.7)
                                ------------  ---------------   -----------   ---------------  ------------  ---------------
  Total(8)....................     7.60%       $     2,575.2       8.47%       $    2,809.9       7.10%       $     2,424.9
  Ending net assets...........                 $    35,339.5                   $   34,739.7                   $    34,991.3



(1) Yields have been calculated on a compound annual effective rate basis using the quarterly average asset carrying values, excluding unrealized gains (losses) in fixed maturities and adjusted for the current year's income, gains (losses) and fees.

(2) Fixed maturities investment assets are shown net of securities purchased but not yet paid for of $8.4 million, $4.7 million and $73.3 million, and include accrued income of $413.5 million, $392.4 million and $393.7 million, amounts due from securities sales of $29.4 million, $29.6 million and $17.1 million and other assets of $17.5 million, $31.4 million and $30.1 million at December 31, 1999, 1998 and 1997, respectively.

(3) Mortgage investment assets include accrued income of $59.2 million, $56.6 million and $74.3 million and are adjusted for related liability balances of $(13.8) million, $(27.1) million and $(24.2) million at December 31, 1999, 1998 and 1997, respectively.

(4) Equity real estate carrying values are shown, and equity real estate yields are calculated, net of third party debt and minority interest of $251.4 million, $381.3 million and $568.0 million at December 31, 1999, 1998 and 1997, respectively. The carrying values include accrued income of $27.8 million, $31.6 million and $35.7 million and are adjusted for related liability balances of $(13.2) million, $(20.3) million and $(101.4) million as of December 31, 1999, 1998 and 1997, respectively. Equity real estate income is shown net of operating expenses, depreciation, third party interest expense and minority interest. Third party interest expense and minority interest totaled $19.1 million, $35.7 million and $52.9 million for 1999, 1998 and 1997, respectively.

(5) Other equity investment assets include accrued income and pending trade settlements of $1.6 million, $0.0 million and $0.6 million at December 31, 1999, 1998 and 1997, respectively.

(6) Cash and short-term investments are shown net of financing arrangements of $(300.6) million at December 31, 1997 as well as accrued income and cash in transit totaling $1.8 million, $5.6 million and $2.3 million at December 31, 1999, 1998 and 1997, respectively.

(7) Total investment income includes non-cash income from amortization, payment-in-kind distributions and undistributed equity earnings of $59.6 million, $52.7 million and $52.8 million for 1999, 1998 and 1997, respectively. Investment income is shown net of depreciation of $22.5 million, $31.5 million and $80.9 million for 1999, 1998 and 1997, respectively.

(8) Total yields are shown before deducting investment fees paid to investment advisors. These fees include asset management, acquisition, disposition, accounting and legal fees. If investment fees had been deducted, total yields would have been 7.33%, 8.19% and 6.79% for 1999, 1998 and 1997, respectively.


Fixed Maturities. The fixed maturities portfolio consists largely of investment grade corporate debt securities, including significant amounts of U.S. government and agency obligations. Investment income on fixed maturities decreased $19.3 million in 1999 from 1998 due to lower yields. The investment losses in 1999 were due to $226.5 million in writedowns primarily on domestic and emerging market high-yield securities and net losses of $68.4 million on sales. At year end 1999, 76.9% of total fixed maturities were publicly traded; 87.4% of below investment grade securities were publicly traded. At December 31, 1999, AXA Financial held collateralized mortgage obligations ("CMOs") with an amortized cost of $2.45 billion, including $2.04 billion in publicly traded CMOs, $2.66 billion of mortgage pass-through securities, and $1.47 billion of public and private asset-backed securities. Fixed maturities by NAIC rating are shown in the following table.




                                FIXED MATURITIES
                                BY CREDIT QUALITY
                                  (IN MILLIONS)


                                               DECEMBER 31, 1999                      December 31, 1998
                                       --------------------------------------   -----------------------------------
                  EQUIVALENT
  NAIC           RATING AGENCY           AMORTIZED             ESTIMATED         Amortized           Estimated
 RATING           DESIGNATION              COST                FAIR VALUE           Cost             Fair Value
-------------- ----------------------  ------------------   -----------------   ----------------- -----------------

     1-2       Aaa/Aa/A and Baa.....    $    20,561.4        $   19,973.0        $    19,588.1     $   20,712.6
     3-6       Ba and lower.........          3,157.7             2,849.7              3,217.7          2,907.5
                                       ------------------   -----------------   ----------------- -----------------
Total Fixed Maturities..............    $    23,719.1        $   22,822.7        $    22,805.8     $   23,620.1
                                       ==================   =================   ================= =================

Management defines problem fixed maturities as securities (i) as to which principal and/or interest payments are in default or are to be restructured pursuant to commenced negotiations or (ii) issued by a company that went into bankruptcy subsequent to the acquisition of such securities. The amortized cost of problem fixed maturities was $154.0 million (0.6% of the total amortized cost of this category) at December 31, 1999 compared to $94.9 million (0.4%) at December 31, 1998 and $31.0 million (0.1%) at December 31, 1997. In 1999, additions to problem fixed maturities were concentrated in domestic high-yield and emerging market securities and were related to an increased level of defaults in these securities during the year.

AXA Financial does not accrue interest income on problem fixed maturities unless management believes the full collection of principal and interest is probable. Interest not accrued on problem fixed maturities totaled $42.5 million, $13.1 million and $10.5 million for 1999, 1998 and 1997, respectively. The amortized cost of wholly or partially non-accruing problem fixed maturities was $116.1 million, $82.1 million and $28.9 million at December 31, 1999, 1998 and 1997, respectively.

Based on its monitoring of fixed maturities, management identifies a class of potential problem fixed maturities. This class includes those fixed maturities not currently classified as problems but for which management has serious doubts as to the issuer's ability to comply with the present debt payment terms and which may result in the security becoming a problem or being restructured. The decision whether to classify a performing fixed maturity security as a potential problem involves significant subjective judgments by management as to likely future industry conditions and developments with respect to the issuer. The amortized cost of potential problem fixed maturities was $42.7 million at December 31, 1999, as compared to $74.9 million and $17.9 million at December 31, 1998 and 1997, respectively.

Mortgages. At December 31, 1999, the mortgage portfolio included commercial ($3.05 billion), agricultural ($1.96 billion) and residential loans ($0.7 million). In 1999, the $39.5 million investment income increase on mortgages resulted from lower interest rates on a larger asset base.

At December 31, 1999, 1998 and 1997, respectively, management identified impaired mortgage loans with carrying values of $148.8 million, $158.0 million and $240.8 million. The provision for losses for these impaired loans was $27.1 million, $39.1 million and $69.2 million at those same respective dates. Income earned on impaired loans in 1999, 1998 and 1997, respectively, was $15.3 million, $17.0 million and $24.6 million, including cash received of $14.8 million, $15.3 million and $23.0 million.

Management categorizes commercial mortgages 60 days or more past due and agricultural mortgages 90 days or more past due, as well as all mortgages in the process of foreclosure, as problem mortgages. Based on its monthly monitoring of mortgages, management identifies a class of potential problem mortgages, which consists of mortgage loans not currently classified as problems but for which management has serious doubts as to the ability of the borrower to comply with the present loan payment terms and which may result in the loan becoming a problem or being restructured. The decision whether to classify a performing mortgage loan as a potential problem involves significant subjective judgments by management as to likely future industry conditions and developments with respect to the borrower or the individual mortgaged property. Potential problem commercial mortgages decreased during 1999 primarily due to foreclosures.


              PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED MORTGAGES
                                 AMORTIZED COST
                                  (IN MILLIONS)

                                                                                 DECEMBER 31,
                                                            --------------------------------------------------------
                                                                  1999               1998                1997
                                                            -----------------   ----------------   -----------------

COMMERCIAL MORTGAGES......................................   $     3,048.2       $    2,660.7       $    2,305.8
Problem commercial mortgages(1)...........................              .5                 .4               19.3
Potential problem commercial mortgages....................           120.6              170.7              180.9
Restructured commercial mortgages(2)......................           130.7              116.4              194.9

AGRICULTURAL MORTGAGES....................................   $     1,957.4       $    1,826.9       $    1,719.2




(1) All problem commercial mortgages were delinquent mortgage loans at December 31, 1999, 1998 and 1997; there were no mortgage loans in process of foreclosure at December 31, 1999, 1998 and 1997.
(2) Excludes restructured commercial mortgages of $1.7 million that are shown as problems at December 31, 1997, and excludes $1.2 million, $24.5 million and $57.9 million of restructured commercial mortgages that are shown as potential problems at December 31, 1999, 1998 and 1997, respectively.

For 1999, scheduled amortization payments and prepayments received on commercial mortgage loans aggregated $158.1 million. For 1999, $133.8 million of commercial mortgage loan maturity payments were scheduled. Of that total, $50.6 million (37.8%) were paid as due, $63.8 million (47.7%) were granted short-term extensions of up to six months, $18.5 million (13.8%) were foreclosed upon and $0.9 million (0.7%) were extended for a weighted average of 6.8 years at a weighted average interest rate of 9.0%.

During 2000, approximately $394.2 million of commercial mortgage principal payments are scheduled, including $377.3 million of payments at maturity on commercial mortgage balloon loans. An additional $649.6 million of commercial mortgage principal payments, including $616.6 million of payments at maturity on commercial mortgage balloon loans, are scheduled for 2001 and 2002. Depending on market conditions and lending practices in future years, some maturing loans may have to be refinanced, restructured or foreclosed upon. During 1999, 1998 and 1997, the amortized cost of new foreclosed commercial mortgages totaled $45.5 million, $40.1 million and $153.5 million, respectively.

Equity Real Estate. Equity real estate consists primarily of office, retail, industrial, mixed use and other properties. Office properties constituted the largest component (57.7% of amortized cost) of this portfolio at December 31, 1999.

Proceeds from the sale of equity real estate totaled $576.6 million, $1.05 billion and $386.0 million in 1999, 1998 and 1997, respectively, with recognized gains of $50.0 million, $124.1 million and $50.5 million, respectively. The carrying value of the equity real estate at date of sale reflected total writedowns and additions to valuation allowances on the properties taken in periods prior to their sale of $126.8 million, $189.8 million and $61.1 million, respectively. In connection with the accelerated real estate sales program, at December 31, 1997, Equitable Life reclassified $1.5 billion depreciated cost of continuing and discontinued operations' equity real estate from "held for production of income" to "held for sale". Since held for sale properties are carried at the lower of depreciated cost or estimated fair value, less disposition costs, the reclassification generated additions to valuation allowances of $243.0 million for continuing operations in fourth quarter 1997. Also, during fourth quarter 1997, the review of the equity real estate portfolio identified properties held for production of income which were impaired, resulting in writedowns of $161.1 million for continuing operations. The total pre-tax impact of these 1997 actions was $345.1 million (net of related DAC amortization of $59.0 million) for continuing operations. In addition, these real estate actions contributed to a $129.6 million strengthening of discontinued operations' allowance for future losses in fourth quarter 1997. At December 31, 1999, the depreciated cost of continuing operations' held for sale real estate portfolio totaled $619.6 million, excluding related valuation allowances of $145.8 million.

Management establishes valuation allowances on individual properties identified as held for sale. The objective is to fully reserve for anticipated shortfalls between depreciated cost and sales proceeds. On a quarterly basis, the valuation allowances on real estate held for sale are adjusted to reflect changes in market values in relation to depreciated cost. As the equity real estate sales program continues into 2000, management expects further reductions to this portfolio will depend on market conditions, the level of mortgage foreclosures and expenditures required to fund necessary or desired improvements to properties. It is management's policy not to invest substantial new funds in equity real estate except to safeguard values in existing investments or to honor outstanding commitments.

At December 31, 1999, the overall vacancy rate for the General Account's real estate office properties was 6.8%, with a vacancy rate of 5.5% for properties acquired as investment real estate and 17.3% for properties acquired through foreclosure. The national commercial office vacancy rate was 9.6% (as of September 30, 1999) as measured by CB Commercial. Lease rollover rates for office properties for 2000, 2001 and 2002 range from 8.1% to 11.5%.

At December 31, 1999, the equity real estate portfolio included $805.5 million depreciated cost of properties acquired as investment real estate (or 57.7% of depreciated cost of equity real estate held) and $591.5 million (42.3%) amortized cost of properties acquired through foreclosure, including in-substance foreclosure. Cumulative writedowns recognized on foreclosed properties were $144.2 million through December 31, 1999. As of December 31, 1999, the carrying value of the equity real estate properties was 62.6% of their original cost. The depreciated cost of foreclosed equity real estate totaled $754.4 million (38.0%) and $955.1 million (29.5%) at year end 1998 and 1997, respectively.

Other Equity Investments. Other equity investments consist of LBO, mezzanine, venture capital and other limited partnership interests ($481.0 million or 58.1% of the amortized cost of this portfolio at December 31, 1999), alternative limited partnerships ($193.3 million or 23.4%) and common stock and other equity securities ($153.5 million or 18.5%). Alternative funds utilize trading strategies that may be leveraged. These funds attempt to protect against market risk through a variety of methods including short sales, financial futures, options and other derivative instruments. Other equity investments can produce significant volatility in investment income since they predominantly are accounted for in accordance with the equity method which treats increases and decreases in the estimated fair value of the underlying assets (or allocable portion thereof, in the case of partnerships), whether realized or unrealized, as investment income or loss to the General Account. The excess of Separate Accounts assets over Separate Accounts liabilities at December 31, 1999, 1998 and 1997 were $118.7 million, $89.4 million and $231.0 million, respectively. This excess represented an investment by the General Account principally in equity securities. As demonstrated by the market volatility and negative returns experienced in the latter half of 1998, returns on equity investments are very volatile and investment results for any period are not representative of any other period.

Commencing in third quarter 1998, in response to a perceived increase in the price volatility of publicly-traded equity markets, AXA Financial began to reduce its holdings of common stock investments. With the persistence of high price volatility, management believed that publicly-traded common stocks should be actively managed to control risk and generate investment returns. Effective January 1, 1999, all investments in publicly-traded common equity securities in the General Account and Holding Company Group portfolios were designated as "trading securities" for the purpose of classification under SFAS No. 115 and all changes in the investments' fair value are being reported through earnings.

DISCONTINUED OPERATIONS

Investment Banking and Brokerage

Earnings from the discontinued Investment Banking and Brokerage operations included $234.9 million, $40.3 million and $6.7 million of pre-tax gains resulting from transactions in DLJ's common stock for 1999, 1998 and 1997, respectively. In 1999, the gains were primarily due to the $212.3 million gain related to the sale of an approximately 18% interest in DLJdirect's financial performance through the sale of a new class of DLJ common stock in second quarter 1999. The 1998 and 1997 gains, as well as the remaining 1999 gains, were due to the exercise of DLJ stock options and the conversion of RSUs.

Other Discontinued Operations

In 1991, management adopted a plan to discontinue the business of certain pension operations consisting of Wind-Up Annuities and GIC lines of business and recorded an allowance for future losses based on management's best judgment at that time. During 1997, the allowance for future losses was strengthened by $134.1 million. The principal factor in the 1997 reserve strengthening action was the change in projected cash flows for equity real estate due to management's plan to accelerate the sale of equity real estate.

Management's quarterly process for evaluating the allowance for future losses applies the current period's results of discontinued operations against the allowance, re-estimates future losses, and adjusts the allowance, if appropriate. Additionally, as part of the annual planning process that takes place in the fourth quarter of each year, investment and benefit cash flow projections are prepared. These projections were utilized in the fourth quarter evaluation of the adequacy of the allowance for future losses. There can be no assurance the losses provided for will not differ from the losses ultimately realized. To the extent actual results or future projections of discontinued operations differ from management's current best estimates underlying the allowance for future losses, the difference would be reflected as earnings or loss from discontinued operations within the consolidated statements of earnings. In particular, to the extent income, sales proceeds and holding periods for equity real estate differ from management's previous assumptions, periodic adjustments to the allowance are likely to result.

Results of Operations. Post-tax earnings of $28.1 million were recognized in 1999 compared to $2.7 million in 1998 and post-tax losses of $(87.2) million in 1997. The allowance for future losses totaled $242.2 million at December 31, 1999.

For 1999, the investment assets of the Wind-Up Annuities and GIC operations ("Discontinued Operations Investment Assets") produced investment results totaling $82.3 million, a $79.5 million decrease as compared to 1998 results. Investment income declined $28.8 million to $95.8 million in 1999, as lower income on other equity investments, equity real estate and mortgages more than offset higher income on fixed maturities. In 1999, there were investment losses of $13.5 million as compared to $37.2 million of investment gains in the prior year. In 1999, $18.3 million in losses on equity real estate were recorded compared to gains of $41.2 million in 1998. The 1999 real estate losses resulted as the gains on sales were more than offset by additions to valuation allowances on held for sale properties. Losses on fixed maturities were $13.5 million higher in 1999 principally due to the writedown of two issues. These losses more than offset the $19.1 million of gains on other equity investments as compared to a $3.3 million loss in 1998. Investment income yields were 8.95% in 1999.

In 1998, investment results from Discontinued Operations Investment Assets totaled $161.8 million, as compared to $(23.0) million in 1997 principally due to investment gains of $37.2 million as compared to the $173.7 million of investment losses in 1997. The 1997 investment losses resulted from the fourth quarter 1997 increases in valuation allowances of $80.2 million and writedowns relating to equity real estate of $92.5 million. This increase in investment gains (losses) was partially offset by a $26.1 million decrease in investment income in 1998, principally reflecting a decrease of $38.4 million for other equity investments. There was a $20.4 million loss on mortgage loans in 1997 compared to the 1998 gain of $0.3 million and gains of $41.2 million compared to $151.1 million of losses on equity real estate. Investment income yields decreased to 11.69% from 12.37% in 1997, principally due to lower returns on other equity investments.

Interest credited and policyholders' benefits on Wind-Up Annuities and GIC contracts were $96.2 million in 1999, as compared to $99.1 million and $108.0 million in 1998 and 1997, respectively. The weighted average crediting rates were 9.5%, 9.6% and 9.3% in 1999, 1998 and 1997, respectively. No interest expense on intersegment borrowings by discontinued operations from continuing operations was reported in 1999, compared with $26.6 million and $53.3 million in 1998 and 1997, respectively, as such borrowings were repaid in 1998.

At year end 1999, $993.3 million of policyholders' liabilities were outstanding, substantially all of which relate to Wind-Up Annuities. During 1998, the $660.0 million of intersegment borrowings outstanding at December 31, 1997 were repaid. See Notes 2 and 8 of Notes to Consolidated Financial Statements contained in
Exhibit 99.1 attached hereto.

Cash Flow Projections. At December 31, 1999, estimates of annual net cash flows for other discontinued operations in 2000 and 2001 were $218.7 million and $46.2 million, respectively. At December 31, 1998, the projections for 1999 and 2000 were $255.5 million and $16.7 million, respectively. The increase in estimated 2000 net cash flows was principally due to a higher level of assumed cash flows resulting from equity real estate sales. Other material assumptions used in determining these projections included the following: future estimated annual investment income yields on the existing portfolio of 6.9% to 9.1% in the 1999 projection (compared to 7.8% to 9.7% used in the 1998 projection); use of proceeds from equity real estate sales and other maturing investment assets to pay benefits on Wind-Up Annuities and maturing liabilities, with reinvestment of excess funds; and mortality experience for Wind-Up Annuities based on the 1983 Group Annuity Mortality table with projections for mortality improvements.

Discontinued Operations Investment Assets by Asset Category. For information on the asset categories and valuation allowances and writedowns, see Note 8 of Notes to Consolidated Financial Statements contained in Exhibit 99.1 attached hereto.

Fixed Maturities - During 1999, discontinued operations began reinvesting excess cash flow in investment grade fixed maturities. At December 31, 1999, the amortized cost of the fixed maturities portfolio totaled $90.2 million.

Mortgages - As of December 31, 1999, discontinued operations commercial mortgages totaled $427.9 million (93.7% of amortized cost of the category) and agricultural loans totaled $28.6 million (6.3%). Potential problem commercial mortgages totaled $6.1 million, $20.1 million and $15.4 million in 1999, 1998 and 1997, respectively, while restructured commercial mortgages aggregated $3.4 million, $106.2 million and $198.9 million, respectively.

For 1999, scheduled amortization payments and prepayments on commercial mortgage loans aggregated $58.4 million. For 1999, $29.2 million of mortgage loan maturity payments were scheduled, of which $26.4 million (90.4%) were paid as due. During 2000, approximately $96.7 million of commercial mortgage principal payments are scheduled, including $91.5 million of payments at maturity on commercial mortgage balloon loans. An additional $139.2 million of principal payments, including $130.2 million of payments at maturity on commercial mortgage balloon loans, are scheduled from 2001 through 2002. Depending on the condition of the real estate market and lending practices in future years, many maturing loans may have to be refinanced, restructured or foreclosed upon.

Equity Real Estate - During 1999, 1998 and 1997, discontinued operations received proceeds from the sale of equity real estate of $52.3 million, $287.9 million and $183.5 million, respectively, and recognized gains of $5.3 million, $41.3 million and $35.4 million, respectively. These gains reflected total writedowns and additions to valuation allowances on properties sold of $14.6 million, $71.7 million and $22.9 million, respectively, at the date of sale. The depreciated cost of discontinued operations' equity real estate properties held for sale at December 31, 1999 was $152.8 million for which allowances of $54.8 million have been established.

Other Equity Investments - At December 31, 1999, discontinued operations' other equity investments of $55.6 million consisted primarily of limited partnership interests managed by third parties that invest in a selection of equity and fixed income securities ($49.9 million or 89.7% of amortized cost of this portfolio at that date). Discontinued operations' other equity investments also included common stocks acquired in connection with limited partnership investments, as well as other equity investments ($5.7 million or 10.3%).

Returns on other equity investments have been very volatile and investment results for any period are not representative of any other period. Total investment results on other equity investments were $23.4 million, $25.5 million and $65.2 million in 1999, 1998 and 1997, respectively. These investment results reflected yields of 31.65%, 17.79% and 28.77% for 1999, 1998 and 1997, respectively.

YEAR 2000

Following the implementation of Equitable Life's and Alliance's Year 2000 compliance initiatives, no Year 2000 problems were encountered that could have a material adverse effect on the business, financial condition or results of operations of AXA Financial. Through December 31, 1999, Year 2000 compliance project costs were $32.1 million for Equitable Life and $43 million for Alliance.

LIQUIDITY AND CAPITAL RESOURCES

THE HOLDING COMPANY

The Holding Company's Board of Directors declared a two-for-one Stock Split for shareholders of record at the close of business on September 27, 1999. All share and per share amounts have been restated to reflect the effect of this Stock Split. Quarterly dividends following the split were $.025 per share. In September 1999, the Holding Company received a cash dividend of $150.0 million from Equitable Life, the first since Equitable Life's demutualization in 1992. Also in September 1999, the SECT converted 4,020 shares of Series D Convertible Preferred Stock equivalent to 1.6 million shares of Common Stock. The Holding Company, as part of its stock repurchase program, purchased 1,356,500 shares for $37.6 million. Of the remaining shares, AXA, AXA Financial's principal stockholder, purchased 146,100 shares. The remaining shares were sold to the public. As a result of these transactions, the Holding Company's equity increased by $7.4 million, the net proceeds of the sales and repurchases. In February 2000, the Holding Company's Board of Directors approved an increase in the number of authorized shares of Common Stock from 500,000,000 to 2,000,000,000. The increase is subject to shareholder approval, which is expected at the May 2000 annual meeting of shareholders.

Under the Board authorized stock repurchase program, the Holding Company repurchased approximately 8.0 million shares of Common Stock at a cost of approximately $243.7 million during 1999, including the aforementioned shares from the SECT. Of the 2.0 million shares of Common Stock originally subject to put options sold in 1998 in connection with the repurchase program, the Holding Company purchased 800,000 shares in 1998 and none during 1999; 1,200,000 of such options expired unexercised during 1999. During the first nine months of 2000, the Holding Company repurchased approximately 3.6 million shares of Common Stock at a cost of approximately $137.7 million, including the August SECT share purchase mentioned below. In fourth quarter 1999, the Holding Company privately placed put options entitling the holder to sell up to 200,000 shares of Common Stock at a specified price on a specified date in third quarter 2000. These options expired unexercised in September 2000. No put options were outstanding at September 30, 2000.

In April 1998, the Holding Company completed an offering under its existing shelf registration of $250.0 million 6 1/2% Senior Notes due 2008 and $350.0 million 7% Senior Debentures due 2028 (together the "1998 Senior Debt"), resulting in net proceeds of $591.1 million to be used for general corporate purposes. Pre-tax debt service on the 1998 Senior Debt is approximately $40.8 million per annum.

For further information, see Notes 9 and 11 of Notes to Consolidated Financial Statements contained in Exhibit 99.1 attached hereto.

SUBSEQUENT EVENTS - On June 21, 2000, the Holding Company borrowed $1.45 billion from Bank of America N.A. pursuant to a promissory note with an interest rate of 7.06% and maturing on September 22, 2000. The proceeds from the borrowing and available cash were used by the Holding Company to purchase 32.6 million new Alliance Units. Alliance used the cash proceeds primarily to fund the cash portion of the consideration of its fourth quarter acquisition of the assets and liabilities of Bernstein (see "Combined Operating Results by Segment - Investment Management"). In July 2000, the Holding Company issued $480.0 million 7.75% Senior Notes due 2010 under its March 1998 shelf registration. Substantially all of the net proceeds of $472.7 million was used to repay a portion of the $1.45 billion borrowing incurred in connection with the Bernstein acquisition. In September 2000, the Holding Company negotiated a $1.00 billion, 364-day revolving credit facility to replace the Bank of America N.A. promissory note. At September 30, 2000, $1.00 billion was outstanding under the facility with an interest rate of 6.80%.

Liquidity Requirements. The Holding Company's cash requirements include debt service, operating expenses, taxes, dividends on its Common Stock and, effective December 31, 1999, certain employee benefits described below. Pre-tax debt service totaled $86.5 million in 1999, while general and administrative expenses were $20.6 million. Since 1992, the Holding Company's Board of Directors has declared quarterly cash dividends of $.025 per share on the outstanding shares of its Common Stock (adjusted for the Stock Split). During 1999, aggregate cash dividends paid on the Holding Company's Common Stock were $43.7 million. Effective December 31, 1999, the Holding Company assumed primary liability from Equitable Life for all current and future obligations of its Excess Retirement Plan, Supplemental Executive Retirement Plan and certain other non-qualified benefit plans that provide participants with medical, life insurance, and deferred compensation benefits. Equitable Life remains secondarily liable. In 1999, Equitable Life paid $52.8 million in benefits on those plans. The estimated benefit payments for 2000 approximate $52.1 million, a portion of which will be reimbursed by certain subsidiaries of the Holding Company other than Equitable Life.

Liquidity Sources. At December 31, 1999, the Holding Company held cash and short-term investments and U.S. Treasury securities of approximately $149.4 million and investment grade publicly traded bonds totaling $207.7 million. Other primary sources of liquidity for the Holding Company include (i) amounts the Holding Company may receive from its subsidiaries in connection with SECT distributions, (ii) dividends from Equitable Life and (iii) dividends, distributions or sales proceeds from less liquid investment assets. The Holding Company held common stock and less liquid investment assets having an aggregate carrying value of approximately $77.3 million at December 31, 1999.

The assets of the SECT (47,940 and 43,920 shares of the Series D Preferred
Stock at December 31, 1999 and September 30, 2000, respectively) will be distributed over time (subject to periodic minimum and maximum requirements) to fund various employee compensation and benefit programs of certain of AXA Financial's subsidiaries. These subsidiaries will pay the Holding Company an amount equal to any such distributions. Management expects amounts received by the Holding Company from its subsidiaries in connection with distributions by the SECT will be an additional source of funds. The aggregate amount available to the Holding Company from this source will fluctuate over time with changes in the market value of the Holding Company's Common Stock. In August 2000, the SECT converted 4,020 shares of Series D Convertible Preferred Stock equivalent to approximately 1.6 million shares of Common Stock. The Holding Company, as part of its stock repurchase program, purchased all of these shares for $80.0 million.

For the first time since the 1992 demutualization, the Holding Company received $150.0 million in dividends from Equitable Life. Through September 30, 2000, Equitable Life paid an additional $250.0 million in shareholder dividends. Under the New York Insurance Law, Equitable Life is permitted to pay shareholder dividends only if it files notice of its intention to declare such a dividend and the amount thereof with the Superintendent and the Superintendent, who by statute has broad discretion in such matters, does not disapprove the distribution. See Note 20 to Notes to Consolidated Financial Statements contained in Exhibit 99.1 attached hereto.

Management believes the primary sources of liquidity described above are sufficient to meet the Holding Company's cash requirements for several years.

EQUITABLE LIFE

The principal sources of Equitable Life cash flows are premiums, deposits and charges on policies and contracts, investment income, repayments of principal and proceeds from maturities and sales of General Account Investment Assets and dividends and distributions from subsidiaries.

The Equitable Life liquidity requirements principally relate to the liabilities associated with its various life insurance, annuity and group pension products in its continuing operations; the liabilities of discontinued operations; shareholders dividends; and operating expenses, including debt service. Equitable Life liabilities include the payment of benefits under life insurance, annuity and group pension products, as well as cash payments in connection with policy surrenders, withdrawals and loans. Management may from time to time explore selective acquisition opportunities in core insurance and investment management businesses.

Equitable Life's liquidity requirements are regularly monitored to match cash inflows with cash requirements. Daily cash needs are forecasted and projected sources and uses of funds, as well as the asset, liability, investment and cash flow assumptions underlying these projections, are reviewed periodically. Adjustments are periodically made to the Equitable Life's investment policies with respect to, among other things, the maturity and risk characteristics of General Account Investment Assets to reflect changes in the business' cash needs and also to reflect the changing competitive and economic environment.

Sources of Liquidity. The primary source of short-term liquidity to support continuing and discontinued insurance operations is a pool of highly liquid, high quality short-term instruments structured to provide liquidity in excess of the expected cash requirements. At December 31, 1999, this asset pool included an aggregate of $1.39 billion in highly liquid short-term investments, as compared to $1.59 billion and $816.4 million at December 31, 1998 and 1997, respectively. In addition, a substantial portfolio of public bonds including U.S. Treasury and agency securities and other investment grade fixed maturities is available to meet Equitable Life's liquidity needs.

Other liquidity sources include dividends and distributions from Alliance. In 1999, Equitable Life received cash distributions from Alliance of $203.5 million as compared to $157.0 million in 1998 and $125.7 million in 1997.

Management believes there is sufficient liquidity in the form of short-term assets and its bond portfolio together with cash flows from operations and scheduled maturities of fixed maturities to satisfy Equitable Life's liquidity needs. In addition, in July 1999, the Board of Directors authorized an increase in the limit on Equitable Life's commercial paper program to $1.00 billion from $500.0 million. This program is available for general corporate purposes to support Equitable Life's liquidity needs. In 1999, the Board also authorized increasing Equitable Life's existing $350.0 million bank credit facility to $700.0 million. In June 2000, Equitable Life renewed its $350.0 million bank 5-year credit facility and its $350.0 million 364-day credit facility. These credit facilities support the commercial paper program. At September 30, 2000 and December 31, 1999, respectively, $523.7 million and $166.9 million were outstanding under the commercial paper program; there were no amounts outstanding under the back-up credit facilities. For more information on guarantees, commitments and contingencies, see Notes 13, 16, 17, 18 and 19 of Notes to Consolidated Financial Statements.

Factors Affecting Liquidity. Equitable Life's liquidity needs are affected by fluctuations in the level of surrenders and withdrawals previously discussed in "Combined Operating Results by Segment - Financial Advisory/Insurance - Surrenders and Withdrawals". Management believes the Insurance Group has adequate internal sources of funds for its presently anticipated needs.

Statutory Capital. Life insurers are subject to certain risk-based capital ("RBC") guidelines which provide a method to measure the adjusted capital (statutory capital and surplus plus the Asset Valuation Reserve ("AVR") and other adjustments) that a life insurance company should have for regulatory purposes, taking into account the risk characteristics of the company's investments and products. A life insurance company's RBC ratio depends upon many factors, including its earnings, the mix of assets in its investment portfolio, the nature of the products it sells and its rate of sales growth, as well as changes in the RBC formulas required by regulators.

The RBC guidelines are intended to be a regulatory tool only. Equitable Life's RBC ratio has improved in each of the last six years, and management believes that Equitable Life's statutory capital, as measured by its year end 1999 RBC, is adequate to support its current business needs and financial ratings.

On March 16, 1998, members of the NAIC approved its Codification of Statutory Accounting Principles ("Codification") project. Codification provides regulators and insurers with uniform statutory guidance, addressing areas where statutory accounting previously was silent and changing certain existing statutory positions. Equitable Life will be subject to Codification to the extent and in the form adopted in New York State, which would require action by both the New York legislature and the New York Insurance Department. In February 2000, the Superintendent indicated the New York Insurance Department intends to proceed with implementation of Codification rules, subject to any provisions in New York statutes which conflict with particular points in the Codification rules. It is not possible to predict in what form, or when Codification will be adopted in New York, and accordingly it is not possible to predict the effect of Codification on Equitable Life.

At December 31, 1999, $29.1 million (or 0.7%) of the Insurance Group's aggregate statutory capital and surplus (representing 0.5% of statutory capital and surplus and AVR) resulted from surplus relief reinsurance. The level of surplus relief reinsurance was reduced by approximately $81.9 million in 1999.

ALLIANCE

Alliance's principal sources of liquidity have been cash flows from operations and the issuance, both publicly and privately, of debt and Units. Alliance requires financial resources to fund commissions paid on certain back-end load mutual fund sales, to fund distributions to Unitholders, to fund capital expenditures and for general working capital purposes.

On October 29, 1999, Alliance Holding transferred its business to a newly-formed private limited partnership following the reorganization approved by Unitholders at their special meeting on September 22, 1999 and the expiration of the related exchange offer. Separately, Equitable Life and its subsidiaries exchanged substantially all of their public Alliance Holding's Units for limited partnership interests and a general partnership interest in the new private limited partnership. The new partnership is conducting Alliance's business without change in management or employee responsibilities. Alliance Holding's principal asset is its interest in the new partnership, and it is functioning as a holding company through which its Unitholders own an indirect interest in Alliance, the new partnership. As a result of the reorganization and exchange, Equitable Life and its subsidiaries' share of the private partnership's income will not be subject to the 3.5% Federal tax on publicly traded partnerships. In 1999 and 1998, the impact of this Federal tax on Equitable Life and its subsidiaries was approximately $19 million and $18 million, respectively.

In July 1999, Alliance entered into a new $200.0 million three-year revolving credit facility, increasing its borrowing capacity under all credit facilities to $725.0 million. Like the existing credit facility, the new credit facility will be used to fund commission payments to financial intermediaries for certain mutual fund sales and for general working capital purposes. At December 31, 1999, Alliance had $384.7 million outstanding under its $425.0 million commercial paper program. Proceeds are being used to fund commission payments and for capital expenditures. There were no amounts outstanding under Alliance's revolving credit facilities. In December 1999, Alliance established a $100.0 million ECN program to supplement its commercial paper program; there were no ECNs outstanding at year end 1999.

CONSOLIDATED CASH FLOWS

Net cash provided by operating activities was $169.7 million for 1999 as compared to $458.6 million in 1998 and $308.3 million in 1997.

Net cash used by investing activities totaled $1.24 billion for 1999 as compared to net cash provided by investing activities of $1.03 billion in 1998 and net cash used by investing activities of $379.3 million in 1997. Investment purchases in 1999 exceeded sales, maturities and repayments by $948.7 million. In 1998, investment sales, maturities and repayments exceeded purchases by $627.8 million. Other discontinued operations repaid $660.0 million of loans from continuing operations during 1998. In 1997, decreases in loans to other discontinued operations totaled $420.1 million. Investment sales, maturities and repayments exceeded purchases by $32.6 million in 1997.

Net cash provided by financing activities was $582.0 million in 1999 as compared to net cash used by financing activities of $527.0 million for 1998 and $179.4 million in 1997. Deposits to policyholders' account balances exceeded withdrawals in 1999 by $600.4 million. During 1998, withdrawals from policyholders' account balances exceeded deposits by $216.5 million as compared with $605.1 million in 1997. In 1999 and 1998, respectively, treasury stock purchased totaled $243.7 million and $247.1 million. There were net additions to long-term debt of $445.6 million in 1998 compared to net decreases of $70.9 million and $31.9 million in 1999 and 1997, respectively.

The operating, investing and financing activities described above resulted in a decrease in cash and cash equivalents of $490.2 million in 1999 as compared to an increase of $961.9 million in 1998 and a decrease of $250.4 million in 1997.

FORWARD-LOOKING STATEMENTS

AXA Financial's management has made in this report, and from time to time may make in its public filings and press releases as well as in oral presentations and discussions, forward-looking statements concerning AXA Financial's operations, economic performance and financial condition. Forward-looking statements include, among other things, discussions concerning AXA Financial's potential exposure to market risks, as well as statements expressing management's expectations, beliefs, estimates, forecasts, projections and assumptions, as indicated by words such as "believes," "estimates," "intends," "anticipates," "expects," "projects," "should," "probably," "risk," "target," "goals," "objectives," or similar expressions. AXA Financial claims the protection afforded by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and assumes no duty to update any forward-looking statement. Forward-looking statements are based on management's expectations and beliefs concerning future developments and their potential effects and are subject to risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including those discussed elsewhere in this report and in AXA Financial's other public filings, press releases, oral presentations and discussions. The following discussion highlights some of the more important factors that could cause such differences.

MARKET RISK. AXA Financial's businesses are subject to market risks arising from its insurance asset/liability management, investment management and trading activities. Primary market risk exposures exist in the Financial Advisory/Insurance segment and result from interest rate fluctuations, equity price movements and changes in credit quality. The nature of each of these risks is discussed under the caption "Quantitative and Qualitative Disclosures About Market Risk" in the MD&A and in Note 15 of Notes to Consolidated Financial Statements contained in Exhibit 99.3 and 99.1, respectively, attached hereto.

Following the sale of its majority shareholdings in DLJ and the sale of $1.18 billion of Credit Suisse Group common stock ("CSG Shares"), AXA Financial holds CSG Shares with a market value approximating $3.69 billion as of November 3, 2000. Any change in the market value of the CSG Shares will affect earnings.

STRATEGIC INITIATIVES. AXA Financial continues to implement certain strategic initiatives identified after a comprehensive review of its organization and strategy conducted in late 1997. These initiatives are designed to make AXA Financial a premier provider of financial planning, insurance and investment management products and services. The "branding" initiative, which consists in part of a reorganization of certain wholly owned subsidiaries and changes to the names of such subsidiaries and the Holding Company, is designed to separate product manufacturing under the "Equitable" name from product distribution and the provision of financial planning services under the "AXA" name. Implementation of these strategic initiatives could affect certain historic trends in the Financial Advisory/Insurance segment. Implementation is subject to various uncertainties, including those relating to timing and expense, and the results of the implementation of these initiatives could be other than what management intends. AXA Financial may, from time to time, explore selective acquisition opportunities in its core insurance and investment management businesses.

FINANCIAL ADVISORY/INSURANCE. The Insurance Group's future sales of life insurance and annuity products and financial planning services are dependent on numerous factors including successful implementation of the strategic initiatives referred to above, the intensity of competition from other insurance companies, banks and other financial institutions, the strength and professionalism of distribution channels, the continued development of additional channels, the financial and claims paying ratings of Equitable Life, its reputation and visibility in the market place, its ability to develop, distribute and administer competitive products and services in a timely, cost-effective manner and its investment management performance. In addition, the nature and extent of competition and the markets for products sold by the Insurance Group may be materially affected by changes in laws and regulations, including changes relating to savings, retirement funding and taxation as well as changes resulting from the Gramm-Leach-Bliley Act. The Administration's fiscal year 2001 revenue proposals contain provisions which, if enacted, could have a material adverse impact on sales of certain insurance products and would adversely affect the taxation of insurance companies. See "Business - Segment Information - Financial Advisory/Insurance" and "Business - Regulation - Federal Initiatives" in the 1999 Form 10-K. The profitability of the Insurance Group depends on a number of factors, including levels of gross operating expenses and the amount which can be deferred as DAC, secular trends and AXA Financial's mortality, morbidity, persistency and claims experience, and profit margins between investment results from General Account Investment Assets and interest credited on individual insurance and annuity products. The performance of General Account Investment Assets depends, among other things, on levels of interest rates and the markets for equity securities and real estate, the need for asset valuation allowances and writedowns, and the performance of equity investments which have created, and in the future may create, significant volatility in investment income. See "Investment Results of General Account Investment Assets". The ability of AXA Financial to continue its accelerated real estate sales program without incurring net losses will depend on real estate markets for the remaining properties held for sale and the negotiation of transactions which confirm management's expectations on property values. For further information, including information concerning the writedown in the fourth quarter of 1997 in connection with management's decision to accelerate the sale of certain real estate assets, see "Investment Results of General Account Investment Assets - Equity Real Estate". AXA Financial's DI and group pension businesses produced pre-tax losses in 1995 and 1996. In late 1996, loss recognition studies for the DI and group pension businesses were completed. As a result, $145.0 million of unamortized DAC on DI policies at December 31, 1996 was written off; reserves for directly written DI policies and DI reinsurance assumed were strengthened by $175.0 million; and a Pension Par premium deficiency reserve was established which resulted in a $73.0 million pre-tax charge to results of continuing operations at December 31, 1996. Based on the experience that emerged on these two books of business since 1996, management continues to believe the DI and Pension Par reserves have been calculated on a reasonable basis and are adequate. However, there can be no assurance that they will be sufficient to provide for all future liabilities. Equitable Life no longer underwrites new DI policies. Equitable Life is reviewing the arrangements pursuant to which a third party manages claims incurred under DI policies previously issued by Equitable Life and is exploring its ability to dispose of the DI business through reinsurance.

INVESTMENT MANAGEMENT. Alliance's revenues are largely dependent on the total value and composition of assets under its management and are, therefore, affected by market appreciation and depreciation, additions and withdrawals of assets, purchases and redemptions of mutual funds and shifts of assets between accounts or products with different fee structures. See "Combined Operating Results by Segment - Investment Management".

OTHER DISCONTINUED OPERATIONS. The determination of the allowance for future losses for the discontinued Wind-Up Annuities and GIC lines of business continues to involve numerous estimates and subjective judgments including those regarding expected performance of investment assets, ultimate mortality experience and other factors which affect investment and benefit projections. There can be no assurance the losses provided for will not differ from the losses ultimately realized. To the extent actual results or future projections of discontinued operations differ from management's current best estimates underlying the allowance, the difference would be reflected as earnings or loss from discontinued operations within the consolidated statements of earnings. In particular, to the extent income, sales proceeds and holding periods for equity real estate differ from management's previous assumptions, periodic adjustments to the allowance are likely to result. See "Discontinued Operations" for further information including a discussion of significant reserve strengthening in 1997 and the assumptions used in making cash flow projections.

TECHNOLOGY AND INFORMATION SYSTEMS. AXA Financial's information systems are central to, among other things, designing and pricing products, marketing and selling products and services, processing policyholder and investor transactions, client recordkeeping, communicating with retail sales associates, employees and clients, and recording information for accounting and management information purposes. Any significant difficulty associated with the operation of such systems, or any material delay or inability to develop needed system capabilities, could have a material adverse effect on AXA Financial's results of operations and, ultimately, its ability to achieve its strategic goals.

LEGAL ENVIRONMENT. A number of lawsuits have been filed against life and health insurers involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents and other matters. Some of the lawsuits have resulted in the award of substantial judgments against other insurers, including material amounts of punitive damages, or in substantial settlements. In some states, juries have substantial discretion in awarding punitive damages. AXA Financial's insurance subsidiaries, like other life and health insurers, are involved in such litigation. While no such lawsuit has resulted in an award or settlement of any material amount against AXA Financial to date, its results of operations and financial condition could be affected by defense and settlement costs and any unexpected material adverse outcomes in such litigations as well as in other material litigations pending against the Holding Company and its subsidiaries. In addition, examinations by Federal and state regulators could result in adverse publicity, sanctions and fines. For further information, see "Business - Regulation" in the 1999 Form 10-K and "Legal Proceedings" in the Form 10-Q for the quarter ended September 30, 2000.

FUTURE ACCOUNTING PRONOUNCEMENTS. In the future, new accounting pronouncements may have material effects on AXA Financial's consolidated statements of earnings and shareholders' equity. See Note 2 of Notes to Consolidated Financial Statements contained in Exhibit 99.1 attached hereto for pronouncements issued but not implemented. In addition, members of the NAIC approved its Codification project providing regulators and insurers with uniform statutory guidance, addressing areas where statutory accounting previously was silent and changing certain existing statutory positions. Equitable Life will be subject to Codification to the extent and in the form adopted in New York State, which would require action by both the New York legislature and the New York Insurance Department. In February 2000, the Superintendent indicated the New York Insurance Department intends to proceed with implementation of Codification rules, subject to any provisions in New York statutes which conflict with particular points in the Codification rules. It is not possible to predict in what form, or when Codification will be adopted in New York, and accordingly it is not possible to predict the effect of Codification on Equitable Life.

REGULATION. The businesses conducted by AXA Financial's subsidiaries are subject to extensive regulation and supervision by state insurance departments and Federal and state agencies regulating, among other things, insurance and annuities, securities transactions, investment companies and investment advisors. Changes in the regulatory environment could have a material impact on operations and results. The activities of the Insurance Group are subject to the supervision of the insurance regulators of each of the 50 states.

PART II, ITEM 7A.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                                ABOUT MARKET RISK

AXA Financial's businesses are subject to market risks arising from its insurance asset/liability management, asset management and trading activities. Such risks are evaluated and managed by each business on a decentralized basis. Primary market risk exposures result from interest rate fluctuations, equity price movements and changes in credit quality.

OTHER-THAN-TRADING ACTIVITIES

Investment Management. Alliance's investments are divided into two portfolios: available for sale investments and other investments. Alliance's available for sale portfolio primarily includes equity and fixed income mutual funds and money market investments. The carrying value of money market investments approximates fair value. Although these assets are purchased for long-term investment, the portfolio strategy considers them available for sale in response to changes in market interest rates, equity prices and other relevant factors. Other investments include Alliance's hedge fund investments. At December 31, 1999, Alliance's interest rate, equity price and credit quality risks were not material to AXA Financial. For further information, see Alliance Holding's and Alliance's Annual Reports on Form 10-K for the year ended December 31, 1999.

Insurance Group. Insurance Group results significantly depend on profit margins between investment results from General Account Investment Assets and interest credited on individual insurance and annuity products. Management believes its fixed rate liabilities should be supported by a portfolio principally composed of fixed rate investments that can generate predictable, steady rates of return. Although these assets are purchased for long-term investment, the portfolio management strategy considers them available for sale in response to changes in market interest rates, changes in prepayment risk, changes in relative values of asset sectors and individual securities and loans, changes in credit quality outlook and other relevant factors. The objective of portfolio management is to maximize returns, taking into account interest rate and credit risks. Insurance asset/liability management includes strategies to minimize exposure to loss as interest rates and economic and market conditions change. As a result, the fixed maturity portfolio has modest exposure to call and prepayment risk and the vast majority of mortgage holdings are fixed rate mortgages that carry yield maintenance and prepayment provisions.

Insurance Group assets with interest rate risk include fixed maturities and mortgage loans which make up 81.6% of the carrying value of General Account Investment Assets. As part of its asset/liability management, quantitative analyses are used to model the impact various changes in interest rates have on assets with interest rate risk. The table that follows shows the impact an immediate 100 basis point increase in interest rates at December 31, 1999 would have on the fair value of fixed maturities and mortgages:

                                                               INTEREST RATE RISK EXPOSURE
                                                                      (IN MILLIONS)

                                                 DECEMBER 31, 1999                       December 31, 1998
                                      ----------------------------------------  ------------------------------------

                                                 FAIR          +100 BASIS            Fair            +100 Basis
                                                VALUE         POINT CHANGE           Value          Point Change
                                      -------------------- -------------------  ---------------- -------------------
  Continuing Operations:
    Fixed maturities:
      Fixed rate........................  $     21,498.2      $     20,341.1     $    22,332.6     $     21,167.6
      Floating rate.....................         1,241.2             1,206.1           1,208.5            1,208.5
    Mortgage loans......................         4,889.6             4,700.7           4,665.3            4,482.8

  Other Discontinued Operations:
    Fixed maturities:
      Fixed rate........................  $         85.4      $         81.4     $        20.2     $         19.5
      Floating rate.....................              .1                  .1               4.7                4.7
    Mortgage loans......................           467.0               454.2             599.9              580.8

  Holding Company Group:
    Fixed maturities:
      Fixed rate........................  $        367.8      $        355.4     $       517.2     $        501.5
      Floating rate.....................             7.8                 7.7              83.9               83.9

A 100 basis point fluctuation in interest rates is a hypothetical rate scenario used to demonstrate potential risk; it does not represent management's view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of fixed maturities and mortgage loans, they are based on various portfolio exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities.

The investment portfolios also have direct holdings of public and private equity securities. In addition, the General Account is exposed to equity price risk from the excess of Separate Accounts assets over Separate Accounts liabilities. The following table shows the potential exposure from those equity security investments, measured in terms of fair value, to an immediate 10% drop in equity prices from those prevailing at December 31, 1999 and 1998:



                                                               EQUITY PRICE RISK EXPOSURE
                                                                      (IN MILLIONS)

                                                 DECEMBER 31, 1999                       December 31, 1998
                                      ----------------------------------------- ------------------------------------
                                               FAIR          -10% EQUITY           Fair           -10% Equity
                                              VALUE          PRICE CHANGE          Value          Price Change
                                      ------------------ --------------------- -------------- ---------------------

Insurance Group:
  Continuing operations...............  $        33.2    $         29.9        $     164.4    $        148.0
  Other discontinued operations.......            5.7               5.1               19.3              17.4
  Excess of Separate Accounts assets
    over Separate Accounts liabilities          121.4             109.3               91.0              81.9
Holding Company Group.................  $         2.3    $          2.1        $      47.7    $         42.9



A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent management's view of future market changes. The fair value measurements shown are based on the equity securities portfolio exposures at a particular point in time and these exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities.

At years end 1999 and 1998, the aggregate carrying value of policyholders' liabilities were $36,134.0 million and $35,618.7 million, respectively, including $12,796.4 million and $12,954.0 million, respectively, of the General Account's investment contracts. The aggregate fair value of those investment contracts at years end 1999 and 1998 were $12,850.5 million and $13,455.0 million, respectively. The impact of a relative 1% decrease in interest rates would be an increase in the fair value of those investment contracts to $12,977.7 million and $13,644.0 million, respectively. Those investment contracts represent only a portion of total policyholders' liabilities. As such, meaningful assessment of net market risk exposure cannot be made by comparing the results of the invested assets sensitivity analyses presented herein to the potential exposure from the policyholders' liabilities quantified in this paragraph.

Asset/liability management is integrated into many aspects of the Insurance Group's operations, including investment decisions, product development and determination of crediting rates. As part of its risk management process, numerous economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine if existing assets would be sufficient to meet projected liability cash flows. Key variables include policyholder behavior, such as persistency, under differing crediting rate strategies. On the basis of these more comprehensive analyses, management believes there is no material solvency risk to Equitable Life with respect to interest rate movements up or down of 100 basis points from year end 1999 levels or with respect to a 10% drop in equity prices from year end 1999 levels.

As more fully described in Note 15 of Notes to Consolidated Financial Statements contained in Exhibit 99.1 attached hereto various derivative financial instruments are used to manage exposure to fluctuations in interest rates, including interest rate swaps to convert floating rate assets to fixed rate assets, interest rate caps and floors to hedge crediting rates on interest-sensitive products, and interest rate futures to hedge a decline in interest rates between receipt of funds and purchase of appropriate assets. To minimize credit risk exposure associated with its derivative transactions, each counterparty's credit is appraised and approved and risk control limits and monitoring procedures are applied. Credit limits are established and monitored on the basis of potential exposures which take into consideration current market values and estimates of potential future movements in market values given potential fluctuations in market interest rates.

While notional amount is the most commonly used measure of volume in the derivatives market, it is not used by the Insurance Group as a measure of risk as the notional amount greatly exceeds the possible credit and market loss that could arise from such transactions. Mark to market exposure is a point-in-time measure of the value of a derivative contract in the open market. A positive value indicates existence of credit risk for the Insurance Group as the counterparty would owe money to the Insurance Group if the contract were closed. Alternatively, a negative value indicates the Insurance Group would owe money to the counterparty if the contract were closed. If there is more than one derivatives transaction outstanding with a counterparty, a master netting arrangement exists with the counterparty. In that case, the market risk represents the net of the positive and negative exposures with the single counterparty. In management's view, the net potential exposure is the better measure of credit risk.

At years end 1999 and 1998, the net market value exposure of the Insurance Group's derivatives was $53.7 million and $71.7 million, respectively. The table that follows shows the interest rate sensitivity of those derivatives, measured in terms of fair value. These exposures will change as a result of ongoing portfolio and risk management activities.



                                                INSURANCE GROUP - DERIVATIVE FINANCIAL INSTRUMENTS
                                                  (IN MILLIONS, EXCEPT FOR WEIGHTED AVERAGE TERM)

                                              Weighted
                                               Average
                              Notional          Term           -100 Basis            Fair            +100 Basis
                               Amount          (Years)        Point Change           Value          Point Change
                           ---------------  --------------  -----------------   ---------------- -------------------
DECEMBER 31, 1999
Swaps:

  Floating to fixed rate.   $      92.3           0.35       $        41.4    $        9.8        $       (19.5)
  Fixed to floating rate.         705.0           5.58                (2.1)           (1.8)                (1.9)
Options:
  Caps...................       7,775.0           3.25                16.0            45.5                103.1
  Floors.................       2,000.0           2.28                  .8              .2                  -
                           ---------------  --------------  ----------------- ------------------- -------------------
Total....................   $  10,572.3           3.20       $        56.1    $       53.7        $        81.7
                           ===============  ==============  ================= =================== ==================

December 31, 1998
Swaps:

  Floating to fixed rate.   $      623.2          5.67       $        88.0    $       57.5        $        28.8
  Fixed to floating rate.          257.7          0.93                (9.8)           (8.0)                (6.2)
Options:
  Caps...................        8,650.0          3.89                 3.4            14.2                 41.4
  Floors.................        2,000.0          3.28                22.8             8.0                  3.0
                           ---------------                  ----------------- ------------------- -------------------
Total....................   $   11,530.9          3.81       $       104.4    $       71.7        $        67.0
                           ===============  ==============  ================= =================== ===================

At year end 1999 and 1998, the aggregate fair values of long-term debt issued by Equitable Life and the Holding Company Group were $1.98 billion and $2.40 billion, respectively. The table below shows the potential fair value exposure to an immediate 100 basis point decrease in interest rates from those prevailing at years end 1999 and 1998.

                                                                INTEREST RATE RISK EXPOSURE
                                                                       (IN MILLIONS)

                                               DECEMBER 31, 1999                       December 31, 1998
                                     ---------------------------------------  -------------------------------------
                                              FAIR           -100 BASIS             Fair            -100 Basis
                                             VALUE          POINT CHANGE            Value          Point Change
                                     ------------------  -------------------  ------------------ ------------------

Continuing Operations:
  Fixed rate........................  $      583.5        $      621.4       $        779.7     $        828.4
  Floating rate.....................         251.4               251.3                251.3              251.3

Other Discontinued Operations:
  Fixed rate........................  $        -          $        -         $         45.1     $         45.1
  Floating rate.....................         101.9               101.9                102.1              102.1

Holding Company Group...............  $    1,043.7        $    1,116.7       $      1,218.1     $      1,311.3




                                       29